Exhibit 10.9

INDEPENDENT CONSULTANT AGREEMENT

This Independent Consultant Agreement (this “Agreement”) is effective as of May 28, 2013 (the “Commencement Date”), by and between Endurance Specialty Holdings Ltd. (the “Company”) and David Cash (the “Consultant” and, together with the Company, the “Parties”).

WHEREAS, the Company desires to retain and engage the Consultant as an independent consultant and the Consultant desires to be retained and engaged by the Company to provide independent consultant services to the Company as provided herein.

NOW, THEREFORE, in consideration of the agreements and provisions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Term. The term of this Agreement shall be from the Commencement Date until the six month anniversary of the Commencement Date, unless earlier terminated pursuant to the provisions of Section 5 of this Agreement (the “Term”).

2. Consultant Status. The Consultant represents, acknowledges and agrees that he is an independent consultant and is not an employee of the Company. No provision of this Agreement shall be deemed to create an employment relationship between the Consultant and the Company. The Consultant expressly warrants and agrees that no person acting on his behalf will hold himself out as, or otherwise represent to any person or entity that he is an employee of the Company. The Consultant shall be responsible for meeting any legal requirements imposed on the Consultant or any person acting on his behalf as a result of this Agreement including, but not limited to, the filing of income tax returns and the payment of taxes. The Consultant shall be responsible for meeting all legal requirements imposed on the Consultant or any person acting on the Consultant’s behalf in connection with this Agreement and agrees to indemnify and hold harmless the Company from and against any tax claims, summonses, levies, attachments, liens or other legal or equitable process, including but not limited to attorney’s fees in connection therewith, relating to or arising out of the Consultant’s status as an independent consultant to the Company hereunder.

3. Services to be Provided.

(a) Services. The Consultant shall perform services for the Company as set forth in Exhibit A hereto, as such exhibit may be amended from time to time by agreement of both Parties in writing. The Consultant shall adhere to established professional standards, and will perform all services required under this Agreement in a manner consistent with generally accepted business practices.

While it is the intent of this Agreement that the mutual convenience of the Parties hereto be served, it is understood between the Parties that during the Term the Consultant shall act in the capacity of an independent consultant and shall not be subject to the direction, control or supervision of the Company with respect to the time spent or procedures followed in the performance of his services hereunder. The Consultant will determine the method, details, and means of performing the above-described services. The Company understands and hereby warrants that it retains no right to control the Consultant, the Consultant’s agents, employees, or assistants in the performance of the above-described services.

(b) No Authority. The Consultant shall not have any authority to accept, reject, modify or otherwise bind the Company or any subsidiary or affiliate of the Company in any manner whatsoever, including without limitation to accept, reject, modify any contract, agreement or understanding or represent to any third party that the Consultant has the authority to do any of the foregoing. The Consultant shall not be restricted from providing services to other parties, including insurance brokers, reinsurance brokers, insurance companies or reinsurance companies, but only to the extent such services are not in conflict with any services provided to the Company pursuant to this Agreement. The Consultant shall adhere to established professional standards, and will perform all services required under this agreement in a manner consistent with generally accepted business practices.

(c) Personal Performance. It is specifically understood and agreed that David Cash shall personally perform all services to be undertaken by the Consultant under this Agreement and that such services shall not be delegable or assignable to others employed by Consultant, or to third-parties, without the express written consent of the Company.

4. Fee.

(a) Consultant Fee. The Consultant shall be paid in full for all services provided to the Company hereunder based on a negotiated and agreed-upon consultant rate per month of engagement as set forth on Exhibit A hereto and a proportionate amount for each portion of a month, if applicable. The Consultant shall not be paid any additional amounts for overtime or for travel time. The Consultant shall keep accurate records of time spent in connection with providing the services herein, including descriptions of the particular service undertaken and the Company personnel for whom such service was undertaken, which shall be made available to the Company upon request. The Consultant shall submit invoices to the Company on a bi-monthly basis or as otherwise agreed to by the Parties. Upon receipt of an appropriate invoice from the Consultant, payment shall be made by the Company to the Consultant pursuant to the Company’s Accounts Payable standard procedures. The Consultant acknowledges that the rate set forth above is a gross rate, and that the Company shall not be responsible for the deduction or withholding of applicable taxes, social security and other customary deductions.

(b) Equipment & Expenses. Except as set forth in Subsection (c) below, the Consultant will not be reimbursed by the Company for any day-to-day business expenses incurred in the rendition of services to or related to the Company. The Company shall have no obligation to make any payment or to provide any assistance to the Consultant with respect to the Consultant’s operation of his business including, but not limited to, sales, supplies, materials, immigration matters and means of transportation required for rendering services under this Agreement. When present at the Company’s offices, the Consultant may use the offices and facilities only to the extent available and not otherwise in use.

(c) Travel Expenses. To the extent the Consultant is required to travel outside of the Bermuda on Company business, the Consultant shall be entitled to reimbursement for all actual and reasonable travel expenses, including but not limited to airline fare approved in advance of travel (coach or economy class only), car mileage costs at the then-current rate published by the Internal Revenue Service, meals, standard business class hotel accommodations, automobile rental costs, and telephone usage charges properly incurred and approved in connection with the performance of the Consultant’s services pursuant to this Agreement. The Consultant shall submit expenses for review and approval to the General Counsel of the Company. Any type of travel expense to be incurred by the Consultant, but not explicitly described in this Subsection 4(c), must be approved in advance by the General Counsel prior to billing the Company.

(d) No Injury, Unemployment or Workers’ Compensation Benefits. The Consultant hereby agrees to hold harmless and indemnify the Company for any and all claims arising out of any injury or disability. The Consultant shall be solely responsible for providing workers’ compensation insurance for the Consultant, the Consultant’s agents, employees or assistants, and agrees to hold harmless and indemnify the Company for any and all claims for unemployment and/or workers’ compensation benefits and for any and all claims arising out of any injury, disability or death of the Consultant or any of the Consultant’s agents, employees or assistants.

5. Termination. The Term, this Agreement and the engagement of the Consultant by the Company may be terminated prior to the end of the Term:

(i)	By the Consultant, at his option, for any reason, upon two weeks advance written notice of termination by Consultant delivered to the Company in accordance with the notice provisions of Section 7.

(iii)	Immediately and automatically upon the death or disability of the Consultant.

Upon termination of the Term, this Agreement and the engagement of the Consultant by the Company as provided herein, the Company shall be responsible only to pay to the Consultant the Fee through the date of such termination, and shall have no further financial or other obligation to the Consultant hereunder.

6. Covenants of The Consultant

(a) Confidentiality. The Consultant acknowledges that the Consultant may become privy to confidential, non-public information of the Company, its clients, consultants, employees, contractors, parents, subsidiaries, affiliates, successors and assigns (which, for purposes of this paragraph, collectively comprise the “Company”) and that any unauthorized use or communication of such Confidential Information to or for the benefit of third parties could damage the Company’s business. The Consultant shall hold strictly confidential, secret and inviolate all such Confidential Information and shall not disclose or cause or permit to be disclosed any Confidential Information to any person, party or entity other than (i) individuals specifically designated by the Company, (ii) to any employee of the Company not having reasonable Company business needs for access to such information or (iii) as required by applicable law, regulation, stock exchange requirement or legal or judicial process in accordance with Subsection (b) below. “Confidential Information” means all information concerning the Company (including but not limited to any information concerning any Company clients or other proprietary information or trade secret of the Company), other than information generally available to the public, except for information that becomes public through the Consultant’s breach of this Agreement, specifically including without limitation, information or documents in whatever form maintained that relates in any way to research, development, implementation or marketing of any Company plan, product or service; business or marketing plans or strategy; claims information; trade secrets; innovation; marketing strategies; pending projects and proposals; intellectual property; computer processes, computer programs; technological or other operating data; pricing information or policies, compensation; vendors; product development, service development, financial or tax information; organizational and cost structures; the Company’s past, present, or potential clients or agents; the Company’s client information or lists; any confidential personnel information relating to the Company’s employees, agents or contractors; and any other Company information or document that is marked as, maintained as, or is reasonably understood to be privileged, confidential or proprietary to the Company. Confidential Information also shall include any information or documents created by the Consultant in connection with the services provided by the Company under this Agreement or for the Company’s benefit.

(b) Disclosure of Confidential Information. In the event that the Consultant or any person acting on his behalf are required by applicable law, regulation, stock exchange requirement or legal or judicial process (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Consultant will provide the Company with prompt prior written notice of such requirement to the extent not prohibited by law or regulation in order to enable the Company to seek an appropriate protective order or other remedy, and the Consultant will consult and reasonably cooperate with the Company (at the Company’s sole expense) to the extent permitted by law or regulation with respect to taking steps to resist or narrow the scope of such requirement or legal process. If a protective order or other remedy is not obtained, the terms of this Agreement are not waived by the Company and disclosure of Confidential Information is legally required, the Consultant (i) may disclose such information only to the extent required based upon the advice of external legal counsel and (ii) will give advance notice to the Company of the information to be disclosed as far in advance as is practicable and legally permissible. In any such event, the Consultant will use commercially reasonable efforts to ensure that all Confidential Information that is so disclosed will be accorded confidential treatment.

(c) Ownership/Return of Confidential Information and Documents. The Consultant acknowledges and agrees that all materials, records and documents, and any copies thereof, prepared by the Consultant or coming into the Consultant’s possession during the Consultant’s engagement by the Company and concerning the business of the Company, its clients, consultants, employees, contractors, parents, subsidiaries, affiliates, successors and assigns are and shall be the Company’s sole property and shall be returned to the Company upon termination of the Term, upon request by the Company. The Consultant agrees that all Company materials, records and documents and all copies thereof (including without limitation, its Confidential Information), prepared by the Consultant or within the Consultant’s possession during the Term and Consultant’s engagement by the Company and concerning the business of the Company, its clients, consultants, employees, contractors, parents, subsidiaries, affiliates, successors and assigns are and shall be the Company’s sole property and shall be promptly returned to the Company upon termination of the Term, this Agreement and the Consultant’s engagement by the Company, upon request by the Company.

(d) Competition; Conflict of Interest. During the Term, the Consultant may enter the employ of, consult with or render services to or for, other persons or entities provided that such employment, consulting arrangement or services to such persons or entities do not violate this Agreement or create any conflict of interest concerning the Consultant’s engagement with the Company. The Consultant shall not work on the same business for any insurance broker, reinsurance broker, insurance company or reinsurance company who is a competitor of the Company or any affiliate of the Company during the Term without the prior written consent of the Company. However, the Consultant is not restricted from providing services to other parties to the extent such services are not in conflict with any provision of this Agreement. The foregoing is not intended to prevent the Consultant from seeking out and accepting opportunities where performance would commence after the cessation of the Term.

(e) Proprietary Rights. The Consultant acknowledges and agrees that all work product, including without limitation, works of authorship, design, copyright or other intellectual property created, invented, designed, developed, contributed to or improved by the Consultant, either alone or with third parties, or at the direction of the Consultant, at any time during the Term or while engaged by the Company and within the scope of this Agreement, (“Company Works”), shall be and remain the property of, and be exclusively owned by the Company without further act of the Consultant or the Company. The Consultant shall promptly and fully disclose all Company Works to the Company, and hereby irrevocably relinquishes for the benefit of the Company and its assigns any rights the Consultant may have to the Company Works, and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company, without further consideration. All such Company Works shall be deemed “works made for hire” pursuant to the Copyright Act of 1976 (U.S.C. Title 17) sections 101 and 201, and all similar laws of jurisdiction, with the Company being deemed the sole author and owner of the results and proceeds of the Consultant’s engagement with the Company for all purposes, with all right, title and interest into the results and proceeds of such engagement and the right to use and/or exploit the results and proceeds of such engagement an unlimited number of times, in perpetuity, throughout the universe, in any and all media, whether now known or hereafter devised, for any purpose without restriction, and without further required permission, approval or payment. The Consultant hereby relinquishes all rights and/or licenses to use the Company Works in any capacity other than in connection with the Consultant’s engagement by the Company herein to the extent any such rights or licenses originally vested in the Consultant, and shall take all requested actions by the Company and execute all requested documents, without further remuneration, to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. The Consultant represents and warrants that the Consultant had rightful ownership of all right, title and interest in the Company Works herein transferred to the Company and that no Company Works infringe the intellectual property rights, contractual rights, or any other right of any third party.

(f) Remedies; Survival. The Consultant recognizes and affirms that in the event of the Consultant’s breach of any of the provisions of this Section 6, money damages would be inadequate and there would be no adequate remedy at law. Accordingly, the Parties hereto recognize that any breach or threatened breach of this Section 6 by the Consultant will damage the Company irreparably, the specific amount of which will be impossible to ascertain. The Parties hereto acknowledge that in the event of any such breach, the Company shall, in addition to such other relief as might be appropriate, be entitled to the following relief against the Consultant from a court or arbitrator of competent jurisdiction without proof of irreparable harm and without waiving any other right or remedy available to it: (i) injunctive relief (including a temporary restraining order) enjoining any such breach; (ii) specific performance of the Consultant’s obligations hereunder; and (iii) the costs incurred by the Company in obtaining such relief, including reasonable attorney’s fees. All of the provisions of this Section 6 shall survive the termination or expiration of the Term. If any of the provisions contained in this Section 6 shall be deemed unenforceable by a court or arbitrator of competent jurisdiction, said court or arbitrator shall be permitted to modify such provision to the maximum extent possible to render such provision enforceable.

7. Notice. For the purposes of this Agreement, notices, demands and all other communications shall be in writing and shall be deemed to have been duly given when delivered to the recipient at one of the following addresses:

If to the Consultant:

David Cash

Aerie

#6 Overock Hill

Pembroke HM 05

Bermuda

If to the Company:

Endurance Specialty Holdings Ltd.

Wellesley House

90 Pitts Bay Road

Pembroke HM08

Bermuda

or to such other address as any party may have furnished to the other in writing.

8. Arbitration. Except as otherwise set forth in Section 6 herein with respect to the Company’s remedy for any breach of Section 6, all controversies, claims, or disputes arising out of or related to this Agreement, shall be settled by arbitration in Bermuda, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. In the event that a court of competent jurisdiction determines that arbitration is not appropriate for the adjudication of any claim, the Consultant hereby waives his rights to a jury trial.

One arbitrator shall be chosen by the Consultant, the other by the Company, and an umpire shall be chosen by the two arbitrators, all of whom shall be active or former legal professionals. In the event that either party shall fail to choose an arbitrator within 30 days following a written request by the other party to do so, the requesting party may choose two arbitrators who shall in turn choose an umpire. If the two arbitrators fail to agree on the selection of an umpire within 30 days following their appointment, each arbitrator shall name three nominees, of whom the other shall decline two, and the decision shall be made by drawing lots.

Each Party shall bear the expense of its own arbitrator, and shall jointly and equally bear with the other the expense of the umpire. Except as expressly set forth herein, the Parties hereto agree that any arbitration undertaken shall be governed by the Arbitration Act 1986.

9. Successors and Assigns. Without the prior written consent of the Company, the Consultant may not assign his rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement at any time.

10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by both Parties. No waiver by either Party at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party (whether express or implied), or breach or default thereof, shall be deemed a continuing waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed and enforced in all respects by the laws of Bermuda without regard to its conflicts of law principles. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.

11. Severability. If any provision (or any portion thereof) of this Agreement or the application thereof to any circumstance shall, for any reason and to any extent, be held to be void, invalid or unenforceable, the remaining provisions of this Agreement (and the remaining portions of any provision held void, invalid or unenforceable) shall not be affected thereby (and the application of such provision to other circumstances shall not be affected thereby), but rather shall continue in full force and effect and be enforced to the greatest extent permitted by law.

12. Entire Agreement. This Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, express or implied, by any affiliate, officer, employee or representative of any Party hereto.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first written above.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:	/s/ John V. Del Col
Name:	John V. Del Col
Title:	General Counsel

/s/ David Cash
David Cash